Exhibit 99.1
Investor Contact:
Jane Hoffer
Chief Executive Officer
Prescient Applied Intelligence
610-719-1600 x 308
jhoffer@prescient.com
PRESCIENT SEES SIGNIFICANTLY IMPROVED RESULTS FOR THE
SECOND QUARTER OF 2005
The Company Continues Execution of Plan to Achieve Positive EBITDA by End of 2005
WEST CHESTER, Penn. — July 28, 2005 — Prescient Applied Intelligence, Inc. (OTCBB: PPID), a leading provider of technology driven supply chain and advanced commerce solutions for retailers and suppliers, today announced preliminary second quarter results, including the following:
•	Revenue is anticipated to be approximately $2.4 to $2.5 million in the second quarter of 2005, an increase of approximately 8% from the $2.3 million reported in the first quarter of 2005. This increase is due to higher software license sales in the second quarter.
•	Operating expenses in the second quarter have been reduced by over $.2 million, compared to the first quarter of 2005. The improvement in operating expense is primarily due to lower salary and related expenses.
•	The EBITDA loss for the second quarter is expected to be between $100,000 and $200,000, reflecting a nearly 70% improvement from the $500,000 EBITDA loss in the first quarter. EBITDA for the quarter excludes interest, depreciation, and amortization expenses of approximately $120,000.
The company’s improved financial performance is the result of the disciplined execution of its business plan put into effect in January following the merger of Prescient Systems, Inc. and the viaLink Company, completed on December 31, 2004. The company has successfully reduced headcount, while growing revenue and improving productivity. Additionally, the company has seen a solid increase in the number of software license sales in the second quarter.
“At the time of the merger, we put a strategic plan into place to integrate the two companies’ operations, reduce expenses, and grow the business,” said Jane Hoffer, president and CEO of Prescient. “Prescient’s improved financial position is a result of executing on that plan.”
Prescient provides a continuum of technology driven solutions for retailers and suppliers that translate consumer insight into better execution at the store shelf by capturing scan-sales data, improving forecast accuracy and increasing supply chain efficiencies.

About Prescient Applied Intelligence, Inc.
Prescient Applied Intelligence, Inc. enables retail trading partners to align planning and execution with changing market needs to maximize relationships and deliver on the promise of collaborative commerce. The company’s retailer-centric and collaborative commerce solutions are designed with the understanding that product demand and business processes are fluid. Prescient’s solutions capture information at the point of sale, provide greater visibility into real-time demand, and turn data into actionable information across the entire supply chain. As a result, the company’s products and services enable trading partners to compete effectively, increase profitability, and excel in today’s retail business climate. Household brand names like Ahold, AutoZone, Coors, Domino’s Pizza, Rite Aid, Sara Lee, Schwan’s, and Wyeth rely on Prescient. For more information, go to www.prescient.com.
Forward-looking Statement
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to Prescient Applied Intelligence, Inc. are intended to identify such forward-looking statements. Prescient may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Prescient’s report on Form 10-KSB filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.
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